Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Surgical Inc. Scott D. Kunkel Senior Vice President Chief Financial Officer (615) 964-5276	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Surgical Reports First Quarter 2015 Financial Results

First Quarter 2015 Highlights:

•	Achieved year over year and sequential revenue growth
•	Generated $2.8 million in EBITDA
•	$1.9 million positive net cash position
•	Increases 2015 Financial Guidance

Nashville, TN - May 7, 2015 – Symmetry Surgical Inc. (Nasdaq: SSRG) announced today financial results for the first quarter ended April 4, 2015.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Surgical, stated, “I would like to thank our worldwide Symmetry Surgical Teammates for their efforts as we completed our first full quarter as a standalone public company. We are pleased with our execution, with total revenue up 11.3% over prior year after adjusting for last year’s loss of our distribution rights for the New Wave Surgical product line. This quarter’s results reflected double-digit growth in the U.S. and international markets. As a result of revenue growth, favorable product mix, and cost of goods sold improvements aided by exchange rates, combined with prudent expense management, we delivered strong EBITDA ahead of our expectations. Accordingly, we have raised the bottom end of our revenue guidance and increased our EBITDA guidance for the full year.”

Mr. Sullivan added, “During the quarter we completed our transition from Symmetry Medical, executed an exclusive U.S. distribution agreement with neoSurgical for the neoClose® Trocar Port Closure System, conducted an energized National Sales Meeting, and highlighted critical areas of our portfolio to customers. Looking forward, we will continue to emphasize the breadth and depth of our product portfolio, as well as enhance our offering with new product regulatory approvals and launches, along with business development opportunities that leverage our robust infrastructure.”

Financial Results

Revenue for the first quarter 2015 was $20.8 million, up 1.0% compared to $20.6 million in the first quarter 2014, which included $1.9 million of revenue related to the New Wave Surgical product line, which was acquired by a third party in the first quarter 2014 and no longer distributed by Symmetry Surgical after April 30, 2014. Excluding the impact of the loss of the New Wave Surgical product line, first quarter 2015 revenue was up 11.3% compared to the same period last year, with increased volume partially offset by very low single digit price pressure related to increased revenues from product-specific promotions.

Revenue in the U.S. was $17.9 million, down (0.7%) compared to the first quarter 2014 and up 1.0% compared to fourth quarter 2014. Excluding the impact of revenue related to New Wave Surgical’s product line in the first quarter of 2014, revenue in the U.S. was up 11.1% compared to first quarter 2014. International revenue was $2.9 million, up 13.0% compared to first quarter 2014 and up 11.5% compared to fourth quarter 2014.

Revenue from Symmetry Surgical branded products was $18.9 million, up 12.1% compared to first quarter 2014 and up 2.4% compared to fourth quarter 2014. Revenue of Alliance products was $1.9 million, down (48.7%) compared to first quarter 2014 and up 2.2% compared to fourth quarter 2014. Excluding the impact of revenue related to New Wave Surgical’s product line in the first quarter of 2014, revenue of Alliance products was up 4.5% compared to first quarter 2014.

Gross profit for the first quarter 2015 was $9.9 million, compared to $8.5 million in the first quarter 2014. Gross margin percentage for the first quarter 2015 was 47.6%, compared to 41.2% in the same period last year. The increase in gross margin percent was driven by improved product mix, lower product costs due to favorable exchange rates, tight cost controls, and volume leverage on higher sales; slightly offset by pricing pressure related to product- specific promotions.

Total operating expenses in the first quarter 2015 were $9.0 million, compared to $9.0 million in the first quarter 2014. Operating income for the first quarter 2015 was $0.9 million, compared to an operating loss of $(0.5) million in the first quarter 2014.

Net income for the first quarter 2015 was $0.8 million, or $0.08 per diluted share, compared to net loss of $(0.4) million, or $(0.04) per diluted share, in the first quarter 2014.

The weighted average number of diluted shares outstanding during the first quarter 2015 was 9,602,801. On December 5, 2014, Symmetry Medical distributed 9,586,845 shares of Symmetry Surgical common stock. For periods prior to the separation of Symmetry Surgical from Symmetry Medical, the weighted-average basic and diluted shares outstanding were based on the number of shares of Symmetry Surgical common stock outstanding on the distribution date.

EBITDA (which is defined below and excludes impairment charges) for the first quarter 2015 was $2.8 million compared to $1.0 million in the first quarter 2014 and $0.4 million in fourth quarter 2014. The Company generated free cash flow (also defined below) of $3.1 million in the first quarter 2015, compared to $2.3 million in the first quarter 2014.

Financial Guidance

The following forward-looking estimates regarding 2015 guidance reflect first quarter performance and projections and assumes current market conditions and minimal impact of foreign currency rates on revenue and cost. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

The Company is increasing its 2015 financial guidance. For the full year 2015, the Company expects revenue to be in the range of $80 to $84 million, narrowed from $77 to $84 million previously. The Company expects full year 2015 EBITDA to be in the range of $8.0 to $9.5 million, up from $6.2 to $8.0 million previously.

Conference Call

Symmetry Surgical will host a conference call to discuss the first quarter 2015 financial results at 8:00 a.m. ET, today. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrysurgical.com. The dial-in numbers are (877) 261-8990 for domestic callers and (847) 619-6441 for international. The reservation number for both is 39431191. After the live webcast, the call will remain available on Symmetry Surgical’s website through August 7, 2015. In addition, a telephonic replay of the call will be available until May 14, 2015. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use reservation code 3943 1191#.

About Symmetry Surgical Inc.

Symmetry Surgical is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. Our team collaborates with healthcare providers around the world to provide medical devices that exceed our customers' expectations and provide solutions for today's needs and tomorrow's growth. Our rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes our well-known brands such as BOOKWALTER®, GREENBERG®, OLSEN®,SYMMETRY®, SHARP KERRISON™, FLASH PAK®, CLASSIC®, CLASSIC PLUS®, SECTO®,QUAD-LOCK®, RAPIDCLEAN®, MAGNAFREE®, MIDAS TOUCH®, MICROSECT®, ULTRA INSTRUMENTS®, MULTIPAK®, ACCESS SURGICAL INTERNATIONAL®, RILEY MEDICAL®, TRANSPAK®, OPTI-LENGTH®, THE ULTRA SYSTEM®, BOOKWALTER ROTILT®. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

Non-GAAP Measures

EBITDA is Earnings Before Interest, Taxes, Depreciation, Amortization and Asset Impairment. Free Cash Flow (FCF) is Net Cash Provided by (Used In) Operating Activities less Purchases of Property and Equipment. Reconciliations of these non-GAAP measures may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management's and investors' ability to better compare the company's ongoing financial performance between periods and with other companies.

Forward Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives and assumptions regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to performance or outcomes which could differ materially from our current expectations. Unless required by applicable law, Symmetry Surgical undertakes no obligation to update or revise any such forward-looking statements whether as a result of new information, future events or otherwise. We refer you to the "Risk Factors" and “Forward-Looking Statements” sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings, all of which are available on the SEC's Web site at www.sec.gov.

Investor Contact:

Zack Kubow

The Ruth Group

646-536-7020

zkubow@theruthgroup.com

Media Contact:

Calvin Allen

The Ruth Group

646-536-7002

callen@theruthgroup.com

Symmetry Surgical, Inc.

Consolidated Statements of Operations

In Thousands, Except Per Share Data

	Three Months Ended
	April 4,	March 29,
	2015	2014
	(unaudited)	(unaudited)

Revenue	$20,774	$20,562
Cost of revenue	10,889	12,086
Gross profit	9,885	8,476
Sales and marketing expenses	4,473	4,456
General and administrative expenses	4,561	4,495

Operating income (loss)	851	(475)
Other (income) expense:
Interest expense	64	-
Other	(263)	84

Income (loss) before income taxes	1,050	(559)
Income tax expense (benefit)	294	(191)

Net income (loss)	$756	$(368)

Net income (loss) per share:
Basic	$0.08	$(0.04)

Diluted	$0.08	$(0.04)

Weighted average common shares and equivalent shares outstanding:
Basic (a)	9,587	9,587
Diluted (a)	9,603	9,587

(a) On December 5, 2014, SMI distributed 9,587 shares of Symmetry Surgical common stock. For periods prior to the separation, the weighted-average basic and diluted shares outstanding were based on the number of shares of Symmetry Surgical common stock outstanding on the distribution date.

Symmetry Surgical, Inc.

Consolidated Balance Sheets

In Thousands

	April 4,	January 3,
	2015	2015
	(unaudited)
ASSETS:
Current Assets:
Cash	$3,420	$2,994
Accounts receivable, net	9,924	10,070
Inventories	25,158	24,141
Deferred income taxes	2,812	2,816
Other current assets	1,766	1,983

Total current assets	43,080	42,004
Property and equipment, net	2,572	2,768
Deferred income taxes	21,109	21,243
Goodwill	7,118	7,126
Intangible assets, net of accumulated amortization	76,448	77,903
Other assets	238	219

Total Assets	$150,565	$151,263

LIABILITIES AND EQUITY:
Current Liabilities:
Accounts payable	$6,351	$5,283
Accrued wages and benefits	1,605	1,902
Other accrued expenses	1,465	1,417
Accrued income taxes	301	158
Deferred income taxes	14	15
Revolving line of credit, net	1,088	3,442

Total current liabilities	10,824	12,217
Other long-term liabilities	1,011	1,092

Total Liabilities	11,835	13,309

Commitments and contingencies

Stockholder' Equity:
Common Stock, $.0001 par value; 50,000 shares authorized; 10,312 shares issued April 3, 2015; 10,313 shares issued January 3, 2015	1	1
Additional paid-in capital	138,874	138,576
Retained earnings (deficit)	640	(116)
Accumulated other comprehensive loss	(785)	(507)

Total Stockholder' Equity	138,730	137,954

Total Liabilities and Equity	$150,565	$151,263

Symmetry Surgical, Inc.

Reconciliation of EBITDA and Free Cash Flow

In Thousands

	Three Months Ended
	April 4,	January 3,	March 29,
	2015	2015	2014
	(unaudited)

Net income (loss), as reported	$756	$(29,536)	$(368)
Adjustments:
Interest	64	24	-
Tax expense (benefit)	294	(16,995)	(191)
Depreciation	241	245	233
Amortization	1,400	1,341	1,345
Asset impairment	-	45,317	-

EBITDA	$2,755	$396	$1,019

	Three Months Ended
	April 4,	January 3,	March 29,
	2015	2015	2014
	(unaudited)

Net cash provided by (used in) operating activities	$3,189	$(3,883)	$2,351
Less: purchases of property and equipment	(53)	(238)	(4)

Free cash flow	$3,136	$(4,121)	$2,347

Symmetry Surgical, Inc.

Revenue by Product and Geography

In Thousands

	First Quarter			Vs Prior Quarter
	1Q'15	1Q'14	Change	1Q'15	4Q'14	Change
	(unaudited)			(unaudited)
Revenue by Product:
Symmetry Surgical branded	$18,861	$16,830	12.1%	$18,861	$18,423	2.4%
Alliance Partners	1,913	3,732	-48.7%	1,913	1,871	2.2%

Total Revenue	$20,774	$20,562	1.0%	$20,774	$20,294	2.4%

Revenue by Geography
United States	$17,854	$17,977	-0.7%	$17,854	$17,674	1.0%
International	2,920	2,585	13.0%	2,920	2,620	11.5%

Total Revenue	$20,774	$20,562	1.0%	$20,774	$20,294	2.4%